Exhibit 99.1

pSivida Enhances Board of Directors with Election of Veteran Healthcare

Executive Kristine Peterson

WATERTOWN, Mass., June 28, 2017 — pSivida Corp. (NASDAQ: PSDV) (ASX: PVA), a leader in the development of sustained release drug products and technologies, today announced that Kristine Peterson, a seasoned healthcare executive has been elected to the Company’s Board of Directors. Ms. Peterson has extensive pharmaceutical experience, having served as the Chief Executive Officer of Valeritas (2009-2016), a publicly-traded commercial-stage medical technology company focused on improving health and simplifying life for people with diabetes. She was also Company Group Chair of Johnson & Johnson’s (“J&J”) biotech groups (2006-2009), where she oversaw the research, development, manufacturing and commercialization of oncology, immunology, and other biotechnology therapeutics. Ms. Peterson’s election increases the Company’s Board of Directors to seven, with six of the Directors being independent.

“Kris is a strong strategic and commercial leader in the pharmaceutical industry and she brings to pSivida a wealth of experience in commercializing and launching products,” commented David J. Mazzo, Ph.D., Chairman of pSivida’s Board of Directors. “Her success will serve pSivida well as we prepare to launch Durasert™ three-year treatment for posterior segment uveitis in the U.S., and secure partnerships internationally.”

“pSivida’s strong track record of developing three FDA-approved sustained-release treatments for back-of-the-eye diseases is impressive and I am excited to be a part of its future success,” commented Kris Peterson. “I look forward to working with Nancy and the other Board members to ensure we penetrate the U.S. market with Durasert and to execute on pSivida’s long term business objectives.”

Ms. Peterson has over 30 years of healthcare industry experience. At Valeritas, she was instrumental in evolving it from an early stage company to a fully commercial operation, following U.S. and EU approvals of its type-2 diabetes drug device. Prior to becoming the Company Group Chair at Johnson & Johnson, she served as the Executive Vice President for Johnson & Johnson’s global strategic marketing organization. Prior to arriving at Johnson & Johnson, she spent a number of years at Biovail Corporation, where she held positions as Senior Vice President, Commercial Operations and President. Ms. Peterson began her career at Bristol-Myers Squibb, where for 20 years she held many positions in marketing, sales, and general management, and was also in charge of the cardiovascular/metabolic business unit and generics division. In addition to joining pSivida’s Board, Ms. Peterson currently serves on other corporate and advisory boards., including Paratek Pharmaceuticals, Inc., a biopharmaceutical company focused on the development and commercialization of innovative therapies based upon its expertise in novel tetracycline chemistry.

About pSivida Corp.

pSivida Corp. (www.psivida.com), headquartered in Watertown, MA, is a leader in the development of sustained-release drug products for treating eye diseases. pSivida has developed three of only four FDA-approved sustained-release treatments for back-of-the-eye diseases. The most recent, ILUVIEN®, a micro-insert for diabetic macular edema, licensed to Alimera Sciences, is currently sold directly in the U.S. and three EU countries. Retisert®, an implant for posterior uveitis, is licensed to and sold by Bausch & Lomb. pSivida’s lead product candidate, Durasert™ micro-insert for posterior segment uveitis being independently developed, is currently in pivotal Phase 3 clinical trials. pSivida’s pre-clinical development program is focused on using its core platform technology, Durasert, to deliver drugs to treat wet age-related macular degeneration, glaucoma, osteoarthritis and other diseases. To learn more about pSivida please visit www.psivida.com and connect on Twitter, LinkedIn, Facebook and Google+.

SAFE HARBOR STATEMENTS UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking, and are inherently subject to risks, uncertainties and potentially inaccurate assumptions. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. Some of the factors that could cause actual results to differ materially from the anticipated results or other expectations expressed, anticipated or implied in our forward-looking statements include uncertainties with respect to: our ability to achieve profitable operations and access to needed capital; fluctuations in our operating results; further impairment of our intangible assets; successful commercialization of, and receipt of revenues from, ILUVIEN® for diabetic macular edema (“ILUVIEN”), which depends on Alimera’s ability to continue as a going concern and the effect of pricing and reimbursement decisions on sales of ILUVIEN; the number of clinical trials and data required for the Durasert three-year uveitis marketing approval applications in the U.S. and EU; our ability to file and the timing of filing and acceptance of the Durasert three-year uveitis marketing approval applications in the U.S. and EU; our ability to use data in a U.S. NDA from clinical trials outside the U.S.; maintenance of European orphan designation for Durasert three-year uveitis; our ability to successfully commercialize Durasert three-year uveitis, if approved; potential off-label sales of ILUVIEN for uveitis; consequences of fluocinolone acetonide side effects; potential declines in Retisert® royalties; our ability to develop Tethadur to successfully deliver large biologic molecules and develop products using it; efficacy and our future development of an implant to treat severe osteoarthritis; our ability to successfully develop product candidates, initiate and complete clinical trials and receive regulatory approvals; our ability to market and sell products; the success of current and future license agreements; termination or breach of current license agreements; our dependence on contract research organizations, vendors and investigators; effects of competition and other developments affecting sales of products; market acceptance of products; effects of guidelines, recommendations and studies; protection of intellectual property and avoiding intellectual property infringement; retention of key personnel; product liability; industry consolidation; compliance with environmental laws; manufacturing risks; risks and costs of international business operations; effects of the potential U.K. exit from the EU; legislative or regulatory changes; volatility of stock price; possible dilution; absence of dividends; and other factors described in our filings with the Securities and Exchange Commission. You should read and interpret any forward-looking statements in light of these risks. Should known or unknown risks materialize, or should underlying assumptions prove inaccurate, actual results could differ materially from past results and those anticipated, estimated or projected in the forward-looking statements. You should bear this in mind as you consider any forward-looking statements. Our forward-looking statements speak only as of the dates on which they are made. We do not undertake any obligation to publicly update or revise our forward-looking statements even if experience or future changes makes it clear that any projected results expressed or implied in such statements will not be realized.

Contact:

EVC Group

Michael Polyviou/Doug Sherk – Investors

mpolyviou@evcgroup.com; dsherk@evcgroup.com

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Thomas Gibson – Media

tom@tomgibsoncommunications.com

201-476-0322